A0720763

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

OCT 13 2011

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

The undersigned certify that:

1. They are the President and the Secretary, respectfully, of Platinum Studios, Inc., a California corporation.

2. Article IV of the Articles of Incorporation is amended to read as follows:

   This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is Two Billion Five Hundred Million (2,500,000,000).

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 435,001,215. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: October 11, 2011.

Scott Rosenberg, President

Scott Rosenberg, Secretary

I hereby certify that the foregoing transcript of 1 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State's office.

OCT 24 2011

Date: ______________ Jm

Debra Bowen

DEBRA BOWEN, Secretary of State